UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Musone, Fred J.

   3350 Airport Road
   Ogden, UT  84405
   USA
2. Issuer Name and Ticker or Trading Symbol
   Autoliv, Inc.  (ALV)

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   05/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
                           |5/1/97|J(1)| |2,421             |A  |(1)        |2,146              |D     |                           |
       Common Stock        |      |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |275                |I     |401(k) Plan                |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$25.90  |5/1/9|J(2)| |23,210     |A  |2/7/9|2/4/0|Common Stock|23,210 |(2)    |23,210      |D  |            |
(right to buy)        |        |7    |    | |           |   |6    |5    |            |       |       |            |   |            |
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                "     |$27.57  |5/1/9|J(2)| |22,049     |A  |8/26/|8/24/|  "         |22,049 |(2)    |22,049      |D  |            |
                   "  |        |7    |    | |           |   |96   |05   |  "         |       |       |            |   |            |
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                "     |$32.69  |5/1/9|J(2)| |19,844     |A  |5/1/9|08/22|  "         |19,844 |(2)    |19,844      |D  |            |
                   "  |        |7    |    | |           |   |7    |/06  |  "         |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
   (1) Received pursuant to a merger (the "Merger") of the Automotive Safety Products business of Morton
International, Inc. ("Morton") with Autoliv
AB.
   (2) These options were converted in the Merger from options in Morton common stock to options in Autoliv, Inc.
common stock.
SIGNATURE OF REPORTING PERSON
/s/ Fred J. Musone
DATE
06/10/97